July 24, 2013 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631
                                                                                                                                                                                                               Exhibit 99.1
Ohio Valley Banc Corp. Reports Higher 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2013, of $1,942,000, an increase of 13.0 percent from the $1,719,000 earned for the second quarter of 2012.   Earnings per share for the second quarter of 2013 were $.48, up 11.6 percent from the prior year second quarter.  For the six months ended June 30, 2013, net income totaled $5,165,000, a 19.0 percent increase from net income of $4,341,000 for the six months ended June 30, 2012.  Earnings per share were $1.27 for the first six months of 2013 versus $1.08 for the first six months of 2012, an increase of 17.6 percent.  Return on average assets and return on average equity was 1.28 percent and 13.45 percent, respectively, for the first half of 2013, compared to 1.03 percent and 11.97 percent, respectively, for the same period in the prior year.

“Ohio Valley Banc Corp employees continue to work hard at producing positive results,” stated Thomas E. Wiseman, President and CEO.  “I am extremely proud of their collective efforts particularly in this challenging economy.”

For the second quarter of 2013, net interest income decreased $212,000, or 2.6 percent, from the same period last year.  For the six months ended June 30, 2013, net interest income decreased $703,000, or 4.1 percent, from the same period last year.  Contributing to the lower net interest income was the decline in average earning assets.  For the six months ended June 30, 2013, average earning assets decreased $37 million from the same period last year, which occurred primarily in loans.  The decline in loan balances was reflective of the continued stagnant economic environment, which has reduced the amount of lending opportunities in the markets we serve.  However, the Company’s net interest margin remains strong, and for the six months ended June 30, 2013, the net interest margin increased to 4.37 percent, from 4.33 percent for the same period the prior year.

For the three months ended June 30, 2013, provision for loan losses decreased $713,000, and for the six months ended June 30, 2013, provision for loan losses decreased $1,998,000 from the same respective periods in 2012.  The significant decline in provision for loan loss expense was due to a decrease in charge-offs and nonperforming loans.  For the six months ended June 30, 2013, net charge-offs totaled only $279,000, a decrease of $1,375,000 from the same period in 2012.  The ratio of nonperforming loans to total loans was .76 percent at June 30, 2013 compared to .95 percent at June 30, 2012.  With the continued improvement in asset quality trends, the historical loss factors utilized to estimate the allowance for loan losses have decreased.  As a result, general reserves have decreased, which led to negative provision for the three and six months ended June 30, 2013.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2013 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.17 percent of total loans at June 30, 2013, compared to 1.33 percent at June 30, 2012.

For the three months ended June 30, 2013, noninterest income totaled $1,965,000, a decrease of $9,000 from 2012’s second quarter.  Noninterest income totaled $5,905,000 for the six months ended June 30, 2013, as compared to $5,453,000 for the same period last year, an increase of $452,000, or 8.3 percent.  Contributing to higher year-to-date noninterest income was life insurance proceeds, tax refund processing fees and interchange fee income.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During the first quarter, the Company received life insurance proceeds of $452,000.  For the six months ended June 30, 2013, tax processing fees totaled $2,511,000, an increase of $247,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Management was pleased with the significant contribution from this revenue source, which accounted for over 42 percent of our noninterest income for the first half of 2013.  Further contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By continuing to offer incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $129,000, or 15.8 percent, for the six months ended June 30, 2013, as compared to the same period in 2012.

For the three months ended June 30, 2013, noninterest expense totaled $7,317,000, an increase of $155,000, or 2.2 percent, from the same period last year.  For the six months ended June 30, 2013, noninterest expense totaled $15,265,000, an increase of $771,000, or 5.3 percent, from the same period last year.  The quarter-to-date increase in noninterest expense was related to an increase of $182,000 in salaries and employee benefits, which was partially offset by a $27,000 net decrease in all other noninterest expenses.  The year-to-date increase in noninterest expense was related to an increase of $353,000 in salaries and employee benefits, an increase of $164,000 in foreclosure costs, and a $212,000 premium associated with the early redemption of trust preferred securities.  During the first quarter of 2013, the Company exercised the option to redeem $5 million in trust preferred securities prior to maturity, which is anticipated to have a favorable impact on future earnings due to the elimination of the annual interest expense on the securities totaling $530,000.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained   in  this  earnings  release  which are not  statements of    historical  fact   constitute  forward-looking  statements  within the meaning of the  Private  Securities  Litigation  Reform  Act of 1995.   Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
PER SHARE DATA
Earnings per share	$0.48	$0.43	$1.27	$1.08
Dividends per share	$0.21	$0.25	$0.31	$0.46
Book value per share	$19.24	$18.57	$19.24	$18.57
Dividend payout ratio (a)	43.93%	58.61%	24.38%	42.68%
Weighted average shares outstanding	4,062,204	4,029,439	4,062,204	4,028,694

PERFORMANCE RATIOS
Return on average equity	9.92%	9.38%	13.45%	11.97%
Return on average assets	0.99%	0.84%	1.28%	1.03%
Net interest margin (b)	4.33%	4.25%	4.37%	4.33%
Efficiency ratio (c)	73.73%	70.65%	68.14%	64.03%
Average earning assets (in 000's)	$737,316	$773,152	$761,633	$798,212

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$8,169	$8,933	$17,086	$18,897
Interest and dividends on securities	595	724	1,158	1,425
Total interest income	8,764	9,657	18,244	20,322
Interest expense:
Deposits	789	1,302	1,628	2,676
Borrowings	134	302	354	681
Total interest expense	923	1,604	1,982	3,357
Net interest income	7,841	8,053	16,262	16,965
Provision for loan losses	(189)	524	(158)	1,840
Noninterest income:
Service charges on deposit accounts	444	460	868	910
Trust fees	51	51	102	100
Income from bank owned life insurance and
annuity assets	172	200	803	394
Mortgage banking income	109	135	246	232
Electronic refund check / deposit fees	406	226	2,511	2,264
Debit / credit card interchange income	493	421	945	816
Gain (loss) on other real estate owned	25	143	(40)	151
Other	265	338	470	586
Total noninterest income	1,965	1,974	5,905	5,453
Noninterest expense:
Salaries and employee benefits	4,367	4,185	8,806	8,453
Occupancy	387	383	781	785
Furniture and equipment	208	235	434	472
FDIC insurance	117	275	261	566
Data processing	281	229	562	508
Foreclosed assets	44	65	339	175
Other	1,913	1,790	4,082	3,535
Total noninterest expense	7,317	7,162	15,265	14,494
Income before income taxes	2,678	2,341	7,060	6,084
Income taxes	736	622	1,895	1,743
NET INCOME	$1,942	$1,719	$5,165	$4,341

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2013	2012
ASSETS
Cash and noninterest-bearing deposits with banks	$8,817	$10,617
Interest-bearing deposits with banks	31,157	35,034
Total cash and cash equivalents	39,974	45,651
Securities available for sale	89,949	94,965
Securities held to maturity
(estimated fair value: 2013 - $23,920; 2012 - $24,624)	23,746	23,511
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	6,281
Total loans	551,445	558,288
Less: Allowance for loan losses	(6,468)	(6,905)
Net loans	544,977	551,383
Premises and equipment, net	8,438	8,680
Other real estate owned	2,925	3,667
Accrued interest receivable	2,044	2,057
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,650	25,056
Other assets	6,366	6,705
Total assets	$752,112	$769,223

LIABILITIES
Noninterest-bearing deposits	$144,476	$139,526
Interest-bearing deposits	490,081	515,538
Total deposits	634,557	655,064
Other borrowed funds	19,764	14,285
Subordinated debentures	8,500	13,500
Accrued liabilities	11,150	10,554
Total liabilities	673,971	693,403

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,721,943 shares issued)	4,722	4,722
Additional paid-in capital	34,109	34,109
Retained earnings	55,000	51,094
Accumulated other comprehensive income	22	1,607
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	78,141	75,820
Total liabilities and shareholders' equity	$752,112	$769,223